INVESTOR AND MEDIA CONTACT
Melody Carey
Rx Communications Group, LLC
(917) 322-2571
Mcarey@RxIR.com

PDI Reports 2012 Fourth Quarter and Year End Financial Results
Management Will Host Conference Call Tomorrow
March 7, 2013 at 8:30am ET

Parsippany, N.J., March 6, 2013 - PDI, Inc. (Nasdaq: PDII), today reported financial and operational results for the fourth quarter and year ended December 31, 2012. Summary financial and operating highlights include:

•
Full year 2012 revenue was $126.9 million compared to $157.3 million for 2011. The company's revenue was lower in 2012 compared to 2011 primarily due to the expiration of certain contracts and the timing of initiation of new contract wins.

•	The company finished the full year with over $250 million of new multi-year contract wins and renewals, significantly higher than 2011.

•
Operating loss for 2012 which includes asset impairment charges of $23.5 million was $25.2 million compared to $4.7 million in 2011, however, Adjusted Operating Loss (a non-GAAP measure) for 2012 was $1.0 million compared to $1.8 million in 2011 and a profit of $0.3 million in the fourth quarter of 2012.

•	Adjusted EBITDA (a non-GAAP measure) for 2012 increased to $2.8 million compared to a loss of $0.1 million for 2011.
Condensed Summary Statement of Continuing Operations
($ in thousands, except per share data) (Unaudite

	4th Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue, net	$35,632	$38,283	$126,899	$157,291

Gross profit	6,985	8,701	26,860	32,471

Operating expenses:
Compensation expense	3,688	4,544	16,414	19,694
Other SG&A	3,013	3,705	11,455	14,590
Asset impairment	23,517	—	23,517	—
GroupDCA contingent consideration buyout and related charges	—	2,889	—	2,889
Facilities realignment	706	—	706	—
Total operating expenses	30,924	11,138	52,092	37,173

Operating loss	$(23,939)	$(2,437)	$(25,232)	$(4,702)

Other (expense) income, net	(13)	119	(28)	(14)
Provision (benefit) for income tax	(11)	(422)	208	(939)
Loss from continuing operations	$(23,941)	$(1,896)	$(25,468)	$(3,777)

Diluted loss per share from continuing operations	$(1.64)	$(0.13)	$(1.75)	$(0.26)

CEO Comments

Commenting on the results, Nancy Lurker, chief executive officer of PDI, Inc. noted, “As anticipated and discussed during the third quarter conference call, revenue for the full year of 2012 was below that of 2011, due primarily to the timing and implementation of new contracts. During 2012 we won more than $250 million in new multi-year contracts and renewals; however, as a result of the timing of these wins and the execution timelines of these contracts, only $40 million impacted revenue in 2012. Looking forward to 2013, we expect revenues to be significantly higher as we continue to gain new business and realize revenue from the 2012 wins.

“The gross margin percentage for the full year of 2012 was essentially flat compared to 2011, but, as we previously discussed, due to intensified competitive pressures, is expected to decline in 2013 as new wins with lower margins are executed. From an operating standpoint, we maintained tight cost controls. For the full year of 2012, excluding asset impairment and facilities realignment charges we reduced ongoing compensation expense and other SG&A by approximately $6.4 million compared to 2011 and the Adjusted Operating Loss, which also excludes these charges, was $1.0 million. We also had positive Adjusted EBITDA of $2.8 million for the full year of 2012. Both of these measures were improvements compared to 2011.
Ms. Lurker continued, “We entered 2013 with a strong backlog of business under contract and expect our core business to generate significantly higher revenues during the year. Because these higher revenues will generate lower overall margins we will continue to maintain tight controls over ongoing operating expenses. In addition to being a year of revenue growth for PDI, 2013 will also be a year of investment. Given the dynamics of our current core businesses we are committed to continuing to differentiate them and to developing more predictable, higher growth and higher margin business.
“To these ends, in 2013 we will: invest in a number of areas that will help differentiate and further strengthen and support our core offerings; aggressively pursue the in-licensing, acquisition or partnering of products that take advantage of and leverage PDI's core commercialization strengths to add more stable and higher margin business; and complete and fund a new Group DCA product offering that will connect health care providers, sales representatives and other promotional channels in a new and unique way. We expect to provide additional detail on these initiatives as the year progresses.”
Fourth Quarter Business Reviews - Continuing Operations

Revenue- For the fourth quarter of 2012, revenue of $35.6 million was $2.7 million lower than the fourth quarter of 2011. Overall, revenue in the Sales Services segment increased slightly but was more than offset by decreases from both the Marketing Services and Product Commercialization segments.

•
Sales Services segment revenue for the fourth quarter of 2012 of $30.7 million was $0.9 million higher than the fourth quarter of 2011. Revenue from new contract wins more than offset the anticipated expiration of certain other contracts.

•
Marketing Services segment revenue for the fourth quarter of 2012 of $2.1 million was $0.9 million lower than the fourth quarter of 2011. This decrease was primarily due to fewer contract signings by Group DCA.

•
Product Commercialization Services segment revenue for the fourth quarter of 2012 was $2.9 million, $2.7 million lower than the fourth quarter of 2011 due to internalization of selected commercialization activities by our customer as of October 1, 2012.

Gross Profit- For the fourth quarter of 2012, gross profit of $7.0 million was $1.7 million lower than the fourth quarter of 2011. At the same time, the gross profit percentage decreased to 20% in 2012 from 23% in 2011.

•
Sales Services segment gross profit for the fourth quarter of 2012 of $5.9 million was $0.5 million lower than the fourth quarter of 2011. While revenue was $0.9 million higher in 2012, lower margins were realized on new business.

•
Marketing Services segment gross profit for the fourth quarter of 2012 of $0.2 million was $0.6 million lower than 2011 as a result of lower revenue and a lower gross profit percentage within the segment.

•
Product Commercialization Services segment gross profit for the fourth quarter of 2012 of $0.9 million was $0.6 million lower compared to 2011 as a result of lower revenue due to the internalization of commercialization activities by our customer.

Total Operating Expenses- For the fourth quarter of 2012, total operating expenses were $30.9 million compared to $11.1 million in 2011. Included in fourth quarter 2012 expenses are $23.5 million of asset impairment and $0.7 million of facilities realignment charges and included in 2011 expenses is $2.9 million of Group DCA contingent consideration buyout and related charges. Excluding these items, total operating expenses for the fourth quarter of 2012 were $6.7 million; $1.5 million lower than of 2011. The decrease is a result of the company's continuing focus on cost reduction and right-sizing of the business.

During the fourth quarter of 2012 the company recorded total asset impairments of $23.5 million. The majority of these asset impairment charges, $22.8 million, were associated with the write-down of goodwill and other intangible assets in the Group DCA business unit within our Marketing Services segment. The company continues to believe in the long-term growth of this business and intends to continue to invest to achieve that growth. However, the recent decline in revenue, the decrease in new business generated and changes in pharmaceutical industry spending, at least in the near term, were factors contributing to the impairment charge. In addition, the company recorded a $0.7 million charge in the fourth quarter of 2012 from the write-down of assets related to the fourth quarter 2011 sale of certain assets of the company's discontinued Pharmakon business unit.

During the fourth quarter of 2012 the Marketing Services segment incurred a charge of approximately $0.7 million related to the downsizing of office space related to Group DCA in Parsippany, New Jersey.  We are currently seeking to sublet this unused office space.

Operating Loss- For the fourth quarter of 2012 the operating loss was $23.9 million, compared to an operating loss of $2.4 million in the fourth quarter of 2011. Excluding the effect of the asset impairment and facilities realignment charges in 2012 and the contingent consideration buyout in 2011, Adjusted Operating Income in the fourth quarter of 2012 was $0.3 million compared to $0.5 million in 2011.

Liquidity and Cash Flow- Adjusted EBITDA for the fourth quarter of 2012 was $1.1 million compared to $(1.6) million in the fourth quarter of 2011. Cash and cash equivalents as of December 31, 2012 were $52.8 million, down $11.6 million from December 31, 2011.

•
The decrease in cash from December 31, 2011 is primarily attributable to the payments of severance and close-out costs associated with the fourth quarter 2011 sale of our Pharmakon business unit, right-sizing of the Group DCA unit, scheduled payments to the sellers of Group DCA in 2012 and the timing of collection of certain trade receivables.

As of December 31, 2012, the company's cash equivalents were predominantly invested in U.S. Treasury money market funds and the company had no commercial debt.

Non-GAAP Financial Measures
In addition to United States generally accepted accounting principles, or GAAP, results provided throughout this document, PDI has provided certain non-GAAP financial measures to help evaluate the results of its performance. The company believes that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing the company's ongoing business and operating performance. The company believes that providing non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the company's financial results in the way that management views financial results.

In this document, the company discusses Adjusted Operating Income (Loss), a non-GAAP financial measure. Adjusted Operating Income (Loss) is a metric used by management to measure the profitability of the ongoing business. Adjusted Operating Income (Loss) is defined as operating loss, plus asset impairment, Group DCA contingent consideration buyout, and facilities realignment. The table below includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Adjusted Operating Income (Loss) (Unaudited)
($ in thousands)

	4th Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Operating loss	$(23,939)	$(2,437)	$(25,232)	$(4,702)
Asset impairment	23,517	—	23,517	—
Group DCA contingent consideration buyout and related charges	—	2,889	—	2,889
Facilities realignment	706	—	706	—
Adjusted operating income (loss)	$284	$452	$(1,009)	$(1,813)

In this document, the company also discusses Adjusted EBITDA, a non-GAAP financial measure.   Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business.  Adjusted EBITDA is defined as operating loss, plus depreciation and amortization, non-cash stock-based compensation, and other non-cash expenses. The table below includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Adjusted EBITDA (Unaudited)
($ in thousands)

	4th Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Operating loss	$(23,939)	$(2,437)	$(25,232)	$(4,702)
Depreciation and amortization	544	599	2,034	2,665
Stock compensation	271	253	1,791	1,936
Asset impairment	23,517	—	23,517	—
Facilities realignment	706	—	706	—
Adjusted EBITDA	$1,099	$(1,585)	$2,816	$(101)

Conference Call

As previously announced, PDI will hold a conference call tomorrow, Thursday, March 7 to discuss financial and operational results for the fourth quarter and year ended December 31, 2012 as follows:

Time: 8:30 AM (ET)
Dial-in numbers: (866) 644-4654 (U.S. and Canada) or (706) 643-1203
Conference ID#: 98411955

Live webcast: www.pdi-inc.com, under "Investor Relations"

The teleconference replay will be available three hours after completion through March 11, 2013 at (800) 585-8367 (U.S. and Canada) or (404) 537-3406. The replay pass code is 98411955. The archived web cast will be available for one year.

About PDI, Inc.

PDI is a leading health care commercialization company providing superior insight-driven, integrated multi-channel message delivery to established and emerging health care companies. The company is dedicated to enhancing engagement with health care practitioners and optimizing commercial investments for its clients by providing strategic flexibility, full product commercialization services, innovative multi-channel promotional solutions, and sales and marketing expertise. For more information, please visit the company's website at http://www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers, the inability to secure additional business or our inability to develop more predictable, higher margin business through in-licensing or other means. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's subsequently filed Annual Report on Form 10-K for the year ended December 31, 2012 and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to Follow)

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenue, net	$35,632	$38,283	$126,899	$157,291
Cost of services	28,647	29,582	100,039	124,820
Gross profit	6,985	8,701	26,860	32,471

Compensation expense	3,688	4,544	16,414	19,694
Other selling, general and administrative expenses	3,013	3,705	11,455	14,590
Asset impairment	23,517	—	23,517	—
GroupDCA contingent consideration buyout and related charges	—	2,889	—	2,889
Facilities realignment	706	—	706	—
Total operating expenses	30,924	11,138	52,092	37,173
Operating loss	(23,939)	(2,437)	(25,232)	(4,702)
Other (expense) income, net	(13)	119	(28)	(14)
Loss from continuing operations before
income tax	(23,952)	(2,318)	(25,260)	(4,716)
(Benefit) provision for income tax	(11)	(422)	208	(939)
Loss from continuing operations	(23,941)	(1,896)	(25,468)	(3,777)
Income (loss) from discontinued operations, net of tax	145	(8,369)	(59)	(8,137)

Net loss	$(23,796)	$(10,265)	$(25,527)	$(11,914)

Basic and diluted (loss) income per share of common stock:
From continuing operations	$(1.64)	$(0.13)	$(1.75)	$(0.26)
From discontinued operations	0.01	(0.58)	—	(0.57)
Net loss per basic and diluted share of common stock	$(1.63)	$(0.71)	$(1.75)	$(0.83)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,627	14,496	14,585	14,440
Diluted	14,627	14,496	14,585	14,440

Segment Data (Unaudited) ($ in thousands)

	Sales	Marketing	PC
	Services	Services	Services*	Consolidated
Three months ended December 31, 2012:
Revenue, net	$30,667	$2,066	$2,899	$35,632
Gross profit	$5,938	$196	$851	$6,985
Gross profit %	19.4%	9.5%	29.4%	19.6%

Three months ended December 31, 2011:
Revenue, net	$29,762	$2,929	$5,592	$38,283
Gross profit	$6,485	$806	$1,410	$8,701
Gross profit %	21.8%	27.5%	25.2%	22.7%

Year ended December 31, 2012:
Revenue, net	$99,206	$10,127	$17,566	$126,899
Gross profit	$19,076	$2,887	$4,897	$26,860
Gross profit %	19.2%	28.5%	27.9%	21.2%

Year ended December 31, 2011:
Revenue, net	$135,970	$12,195	$9,126	$157,291
Gross profit	$27,200	$3,051	$2,220	$32,471
Gross profit %	20.0%	25.0%	24.3%	20.6%

* Product Commercialization (PC) Services

Selected Balance Sheet Data (Unaudited)
($ in thousands)

	December 31,	December 31,
	2012	2011

Cash and cash equivalents	$52,783	$64,337

Total current assets	$71,583	$80,360
Total current liabilities	36,390	46,078
Working capital	$35,193	$34,282

Total assets	$78,447	$113,379
Total liabilities	$42,817	$53,856
Total stockholders' equity	$35,630	$59,523

Selected Cash Flow Data (Unaudited)
($ in thousands)

	December 31,
	2012	2011

Net loss	$(25,527)	$(11,914)
Non-cash items:
Depreciation and amortization	2,034	3,046
Stock-based compensation	1,791	1,936
Other	23,744	5,530
Net change in assets and liabilities	(12,328)	3,387
Net cash (used in) provided by operations	$(10,286)	$1,985

Change in cash and cash equivalents	$(11,554)	$1,626